Exhibit 99.1

FOR IMMEDIATE RELEASE
	Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212-687-8080
VECTOR GROUP REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS
____________________________
     MIAMI, FL, August 6, 2007 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and six months ended June 30, 2007.
     Second quarter 2007 revenues were $140.4 million, compared to revenues of $113.4 million in the second quarter of 2006. The Company recorded operating income of $29.2 million in the 2007 second quarter, compared to operating income of $22.5 million in the second quarter of 2006. Net income for the 2007 second quarter was $21.4 million, or $0.34 per diluted common share, compared to net loss of $2.7 million, or $0.05 per diluted common share, in the 2006 second quarter. The results for the three months ended June 30, 2007 included an $8.1 million pre-tax gain from the exchange of notes receivable from Ladenburg Thalmann Financial Services Inc., which had been previously written-off, for shares of Ladenburg common stock and approximately $1.7 million of accrued interest. Adjusting for this gain, the Company’s income for the 2007 second quarter would have been $16.6 million, or $0.27 per diluted common share. The results for the three months ended June 30, 2006 included a non-cash charge of $14.9 million associated with the issuance in June 2006 of additional shares of common stock in connection with the conversion of $70 million of the Company’s 6.25% convertible notes due 2008. Adjusting for this debt conversion expense, the Company’s net income for the 2006 second quarter would have been $12.2 million, or $0.21 per diluted common share.
     For the six months ended June 30, 2007, revenues were $274.2 million, compared to $231.1 million for the first six months of 2006. The Company recorded operating income of $54.9 million for the 2007 six-month period, compared to operating income of $42.7 million for the 2006 period. Net income for the 2007 six-month period was $44.5 million, or $0.71 per diluted common share, compared to net income of $7.3 million, or $0.13 per diluted common share, for the 2006 period. The results for the six months ended June 30, 2007 included a $19.6 million pre-tax gain associated with the Company’s previously announced NASA litigation
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settlement and the $8.1 million pre-tax gain related to the exchange of notes receivable from Ladenburg. Adjusting for these gains, the Company’s income for the six months ended June 30, 2007 would have been $28.2 million, or $0.45 per diluted common share. The results for the six months ended June 30, 2006 included the debt conversion expense of $14.9 million. Adjusting for this debt conversion expense, net income for the first six months of 2006 would have been $22.2 million or $0.38 per diluted common share.
     For the three and six months ended June 30, 2007, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $139.3 million and $272.1 million, respectively, compared to $111.6 million and $227.4 million for the three and six months ended June 30, 2006, respectively. Operating income was $37.5 million for the second quarter of 2007 and $72.9 million for the first six months of 2007, compared to $30.9 million and $61.3 million for the three and six months ended June 30, 2006, respectively.
Conference Call To Discuss Second Quarter 2007 Results
     As previously announced, the Company will host a conference call and webcast on Monday, August 6, 2007 at 11:00 A.M. (ET) to discuss second quarter 2007 results. Investors can access the call by dialing 800-859-8150 and entering 78220877 as the conference ID number. The call will also be available via live webcast at www.vcall.com
     A replay of the call will also be available shortly after the call ends on August 6, 2007 through August 20, 2007. To access the replay, dial 877-656-8905 and enter 78220877 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues*	$140,351	$113,355	$274,243	$231,059
Expenses:
Cost of goods sold*	87,222	69,304	171,907	142,645
Operating, selling, administrative and general expenses	23,946	21,591	47,433	45,727

Operating income	29,183	22,460	54,903	42,687

Other income (expenses):
Interest and dividend income	1,561	2,321	3,417	4,102
Interest expense	(9,520)	(8,739)	(18,654)	(17,016)
Change in fair value of derivatives embedded within convertible debt	2,089	1,015	2,116	2,239
Loss on extinguishment of debt	—	(14,860)	—	(14,860)
Loss on sale of investments, net	—	(17)	—	(47)
Provision for loss on investments	—	—	(1,158)	—
Gain from exchange of LTS notes	8,121	—	8,121	—
Equity income from non-consolidated real estate businesses	6,927	3,870	9,337	7,605
Income from lawsuit settlement	—	—	20,000	—
Other, net	(31)	31	(36)	77

Income before provision for income taxes	38,330	6,081	78,046	24,787
Income tax expense	16,949	8,790	33,538	17,483

Net income (loss)	$21,381	$(2,709)	$44,508	$7,304

Per basic common share:

Net income applicable to common shares	$0.35	$(0.05)	$0.73	$0.13

Per diluted common share:

Net income applicable to common shares	$0.34	$(0.05)	$0.71	$0.13

Cash distributions and dividends declared per share	$0.40	$0.38	$0.80	$0.76

*	Revenues and Cost of goods sold include excise taxes of $44,795, $39,686, $89,280 and $79,804, respectively.